Exhibit 10.3

CONFORMED COPY

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Agreement”), is made as of January 19, 2010, by and between Rambus Inc., a Delaware corporation (the “Company”), and Samsung Electronics Co., Ltd., a corporation organized under the laws of Korea (“Purchaser”).

WHEREAS, the parties and certain of their affiliates have entered into the Settlement Agreement (as defined below) in order to enter into a comprehensive resolution to compromise, settle and release certain existing disputes between them as described in the Settlement Agreement, and to compromise, resolve and avoid other disputes that may arise after the date hereof;

WHEREAS, in connection with the Settlement Agreement as part of such comprehensive resolution, Purchaser wishes to purchase, upon the terms and conditions stated in this Agreement, 9,576,250 shares of Common Stock of the Company, par value US$0.001 per share, for US$199,999,981.25 in cash as set forth herein (the “Shares”);

WHEREAS, the sale of the Shares is being undertaken in reliance upon a valid exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”);

WHEREAS, the Company wishes to grant to Purchaser a one-time put right, exercisable at the option of Purchaser as specified herein, to require the Company to purchase for cash up to one-half of the Shares from Purchaser at the original purchase price at which the Shares were sold to Purchaser under this Agreement; and

WHEREAS, the Company and Purchaser wish to agree to certain other rights and obligations in connection with the purchase, ownership, transfer and sale of the Shares as set forth herein.

NOW THEREFORE, in consideration of the covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES; PUT RIGHT

1.1           Purchase of the Shares.  Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase at the Closing (as defined below), and the Company agrees to sell and issue to Purchaser, 9,576,250 Shares, at a price per Share equal to US$20.885 (which is the average of the open and close trading prices on January 15, 2010) (the “Original Issue Price”), for an aggregate purchase price of US$199,999,981.25 (the “Aggregate Purchase Price”).

1.2           Closing Date.  The purchase and sale of the Shares shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, at 9:00 a.m. Pacific time, on the date of this Agreement, or such other date as the Company and Purchaser mutually agree (the “Closing”).  The date and time of the Closing is hereafter referred to as the “Closing Date.”

1.3           Form of Payment; Delivery of Shares.  On the Closing Date, (i) Purchaser shall pay the Aggregate Purchase Price to the Company by wire transfer of immediately available funds denominated in U.S. dollars to the account of the Company previously designated in writing to Purchaser, and (ii) the Company shall deliver to Purchaser a stock certificate representing the Shares purchased by Purchaser (the “Stock Certificate”), which Stock Certificate shall include the legends required pursuant to Section 2.10 hereof.

1.4           Put Right.  Beginning on the date that is 18 months after the Closing Date and ending on the date that is 19 months after the Closing Date (the “Put Exercise Period”), Purchaser shall have a one-time right, but not an obligation, to elect to sell to the Company on any Trading Day during the Put Exercise Period (the “Put Exercise Date”), and if such right is exercised, the Company shall have the obligation to purchase from Purchaser, up to 4,788,125 Shares (the “Maximum Put Shares”) at a price per share equal to the Original Issuance Price (the “Put Right”) (for an aggregate put purchase price of up to US$99,999,990.63 (the “Aggregate Put Price”)) pursuant to the terms and conditions set forth in this Section 1.4.  On the Put Exercise Date, Purchaser must provide written notice to the Company (the “Put Notice”) of its election to exercise the Put Right and the number of Shares (up to the Maximum Put Shares) that Purchaser is electing to be subject to the Put Right (the “Put Shares”).  Upon receipt of the Put Notice, the Company shall have up to 30 days from the receipt of the Put Notice (or if such 30th day is not a Trading Day, the next Trading Day thereafter) (the “Put Closing Date”) to purchase and pay for the Put Shares (the “Put Closing”).  The Company may, at its sole discretion, by providing at least three Trading Days prior written notice to Purchaser, elect that the Put Closing Date will be earlier than such 30th day after receipt of the Put Notice.  On the Put Closing Date, (i) Purchaser shall sell to the Company the Put Shares, free and clear of any liens and encumbrances, shall provide such documentation as is reasonably required by the Company, including, without limitation, the representations and warranties set forth on Schedule 1.4 hereto, and deliver to the Company the Stock Certificate representing the Put Shares, (ii) the Company shall pay the Aggregate Put Price to Purchaser by wire transfer of immediately available funds denominated in U.S. dollars to the account of Purchaser previously designated in writing to the Company, and (iii) if applicable, the Company shall deliver to the Company’s transfer agent any required documentation and instructions to issue a Stock Certificate representing the balance of the Shares owned by Purchaser after giving effect to the purchase of the Put Shares, which Stock Certificate shall include, to the extent applicable, the legends required pursuant to Section 2.10 hereof.

ARTICLE II

PURCHASER’S REPRESENTATIONS AND WARRANTIES

Purchaser represents and warrants to the Company that:

2.1           Due Organization.  Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation with the requisite corporate authority to own and use its properties and assets and to carry on its business as currently conducted.  Purchaser is not in violation of any of the provisions of its certificate of incorporation, bylaws or other organizational or charter documents.

2.2           Due Authorization; Enforceability.  Purchaser has the requisite corporate authority to enter into and to consummate the transactions contemplated by this Agreement, and otherwise to carry out its obligations hereunder.  The execution, delivery and performance of this Agreement by Purchaser has been duly authorized by all necessary action of Purchaser, and no other act or proceeding on the part of or on behalf of Purchaser or its stockholders is necessary to approve the execution and delivery of this Agreement, the performance by Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equity principles or by limitations on indemnification pursuant to public policy.

2.3           No Conflicts; No Consents.  The execution, delivery and performance of this Agreement by Purchaser will not infringe any law, regulation, judgment or order applicable to Purchaser and is not and will not be contrary to the provisions of the constitutional documents of Purchaser and will not (with or without notice, lapse of time or both) result in any breach of the terms of, or constitute a default under, any instrument or agreement to which Purchaser is a party or by which it or its property is bound.  There are no restrictions (contractual or otherwise) prohibiting or otherwise affecting the purchase of the Shares by Purchaser, other than any necessary to ensure compliance with the registration requirements of the Securities Act, or an exemption therefrom, and no consents or approvals, except for approvals of Korean banking authorities which have been obtained, are required to be obtained by Purchaser in connection with the purchase of the Shares by Purchaser.  All consents and approvals of any court, government agencies or other regulatory body required by Purchaser for the purchase of the Shares and the execution, delivery and performance of the terms of this Agreement have been obtained and are in full force and effect.

2.4           Investment Purpose.  Purchaser is acquiring the Shares for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act; provided, however, that by making the representations herein, Purchaser does not, except as expressly set forth in this Agreement, agree to hold any of the Shares for any minimum or other specific term and, except as otherwise provided herein, reserves the right to dispose of the Shares at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.  Purchaser has no present intention of participating in or influencing the formulation, determination, or direction of the Company’s business decisions.

2.5           Investor Status.  Purchaser is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D.

2.6           Reliance on Exemptions.  Purchaser understands that the Shares are being offered and sold to it in reliance on a specific exemption from the registration requirements of United States federal and state securities laws, including the Securities Act, and that the Company is relying upon the truth and accuracy of Purchaser’s representations and warranties set forth herein in order to determine the availability of such exemption and the eligibility of Purchaser to acquire the Shares.

2.7           Information.  Purchaser has been afforded the opportunity to ask questions of the Company related to the Company and its business.  Purchaser understands that its investment in the Shares involves a high degree of risk.  Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Shares.

2.8           No Governmental Review.  Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares or the fairness or suitability of the investment in the Shares nor have such authorities passed upon or endorsed the merits of the offering of the Shares.

2.9           Transfer or Resale.  Purchaser understands that except as provided herein: (i) the Shares have not been registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred in the absence of registration or an applicable exemption from registration requirements; and (ii) the Company is not under any obligation to register the Shares with the Securities and Exchange Commission (the “SEC”) for resale under the Securities Act or any state securities laws.

2.10           Legends.  Purchaser understands that the certificates or other instruments representing the Shares, until such time as the sale of the Shares have been registered under the Securities Act, or as otherwise provided below, shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates in contravention of such legend):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER SAID ACT.

The legend set forth above shall be removed and the Company shall promptly issue a certificate without such legend to the holder of the Shares upon which it is stamped, if, unless otherwise required by state securities laws, (i) such Shares are registered for sale under the Securities Act, (ii) in connection with a sale, assignment or other transfer, such holder provides the Company with an opinion of counsel, in a reasonably acceptable form to the Company, to the effect that such sale, assignment or transfer of the Shares may be made without registration under the Securities Act, or (iii) such holder provides the Company with reasonable and customary assurance that the Shares can be sold, assigned or transferred pursuant to Rule 144 without any restriction as to the number of securities that can then be immediately sold.

Purchaser understands that the certificate or other instruments representing the Shares will also contain a legend reading substantially as follows while the terms of this Agreement are applicable (and the Company agrees that such legend shall not be included on, and shall be removed from, certificates for Shares as to which the terms of this Agreement (other than the availability of registration rights) no longer are applicable):

THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A STOCK PURCHASE AGREEMENT (A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY) WHICH IMPOSES CERTAIN TRANSFER RESTRICTIONS, VOTING AGREEMENTS AND OTHER OBLIGATIONS ON THE HOLDER OF SUCH SHARES, AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON HOLDING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID STOCK PURCHASE AGREEMENT.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Purchaser that:

3.1           Due Organization.  The Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation with the requisite corporate authority to own and use its properties and assets and to carry on its business as currently conducted.  The Company is not in violation of any of the provisions of its certificate of incorporation, bylaws or other organizational or charter documents.

3.2           Capitalization.  As of September 30, 2009, the authorized capital stock of the Company consisted of (i) 500,000,000 shares of Common Stock, of which 105,418,043 shares were outstanding, and (ii) 5,000,000 shares of preferred stock, of which no shares were outstanding.  As of September 30, 2009, the Company had stock options and other awards outstanding for 14,996,452 shares of Common Stock and stock options and other awards available for grant for 7,628,030 shares of Common Stock.  Since September 30, 2009, the authorized capital stock of the Company has not changed and the number of shares of Common Stock outstanding has not decreased.  Since September 30, 2009, the Company has not issued any equity securities except through employee or director stock option exercises in the ordinary course and has not repurchased, redeemed or otherwise acquired any shares of its own capital stock or other equity interests.  There are no outstanding contractual obligations or rights of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock or other equity interests (other than the Company’s outstanding zero coupon convertible senior notes due February 1, 2010 and 5% convertible senior notes due June 15, 2014, each in accordance with its terms).

3.3           Due Authorization; Enforceability.  The Company has the requisite corporate authority to enter into and to consummate the transactions contemplated by this Agreement, and otherwise to carry out its obligations hereunder.  The execution, delivery and performance of this Agreement by the Company has been duly authorized by all necessary action of the Company, and no other act or proceeding on the part of or on behalf of the Company or its stockholders is necessary to approve the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equity principles or by limitations on indemnification pursuant to public policy.

3.4           No Conflicts; No Consents.  The execution, delivery and performance of this Agreement by the Company will not infringe any law, regulation, judgment or order applicable to the Company and is not and will not be contrary to the provisions of the constitutional documents of the Company and will not (with or without notice, lapse of time or both) result in any breach of the terms of, or constitute a default under, any instrument or agreement to which the Company is a party or by which it or its property is bound.  There are no restrictions (contractual or otherwise) prohibiting or otherwise affecting the sale of the Shares by the Company, other than any necessary to ensure compliance with the registration requirements of the Securities Act, or an exemption therefrom, and no consents or approvals are required to be obtained by the Company in connection with the sale of the Shares by the Company.  All consents and approvals of any court, government agencies or other regulatory body required by the Company for the sale of the Shares and the execution, deliver and performance of the terms of this Agreement have been obtained and are in full force and effect.

3.5           SEC Filings; Financial Statements.

(a)      Since January 1, 2009, the Company has filed on a timely basis all reports required to be filed by it under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof.  Such reports required to be filed by the Company under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, together with any materials filed by the Company under the Exchange Act, whether or not any such reports were required to be filed, being collectively referred to herein as the “SEC Reports.”  As of their respective dates, the SEC Reports filed by the Company complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed by the Company, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The financial statements of the Company included in the SEC Reports complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements, the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP or may be condensed or summary statements, and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments.

(b)      Since September 30, 2009, (i) there has been no event, occurrence, circumstance or development that, individually or in the aggregate, with or without the passage of time, has had or that would result in a Material Adverse Effect (as defined below) on the Company and (ii) the Company has not incurred any material liabilities other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the SEC (other than in connection with the Company’s lease transaction reported on a Form 8-K dated December 15, 2009).

3.6           Issuance of Securities.  The Shares are duly authorized and, upon payment for the Shares and issuance at the Closing pursuant to the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable, and free from all taxes, liens and charges and will not be subject to preemptive or similar rights of any securityholders of the Company.

3.7           The NASDAQ Stock Market. The Company’s Common Stock is listed on The NASDAQ Stock Market, and there are no proceedings to revoke or suspend such listing.

3.8           Absence of Litigation.  Except as disclosed in the SEC Reports, there is no proceeding, or, to the Company’s knowledge, inquiry or investigation, before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company that could, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

3.9           FIRPTA.  The Company is not, during the five year period ending on the Closing Date has not been, and on the Closing Date will not be, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Internal Revenue Code of 1986, as amended.

ARTICLE IV

COVENANTS

4.1           Form D and “Blue Sky;” Listing.  The Company shall file a Form D with respect to the Shares as required under Regulation D and will provide a copy thereof to Purchaser promptly after such filing.  The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Shares for sale to Purchaser pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States.  The Company shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or “Blue Sky” laws of the states of the United States following the Closing Date.  The Company shall use its commercially reasonable efforts to cause the Shares to be listed on The NASDAQ Stock Market (or any successor or other national securities exchange or market on which the Common Stock of the Company is then traded) in a reasonably prompt manner.

4.2           Expenses; Fees.  The Company and Purchaser shall each pay their own expenses in connection with the transactions contemplated by this Agreement, including the exercise of the Put Right, unless otherwise provided herein.

4.3           Further Assurances.  The Company and Purchaser agree to cooperate with each other and their respective officers, employees, attorneys, accountants and other agents, and, generally, do such other reasonable acts and things in good faith as may be necessary to effectuate the intents and purposes of this Agreement, subject to the terms and conditions hereof and compliance with applicable law, including taking reasonable action to facilitate the filing of any document or the taking of reasonable action to assist the other parties hereto in complying with the terms hereof.

4.4           Standstill.

(a)           Purchaser agrees that, until the earlier of (x) the date that is 18 months after the Closing Date or (y) a Standstill Termination Event (as defined below), without the prior consent of the Board of Directors of the Company (or except as explicitly provided for herein), Purchaser shall not, and Purchaser shall cause each of its Affiliates (as defined below) not to, directly or indirectly:

(i)       acquire or beneficially own any Common Stock of the Company (or any securities convertible or exchangeable into Common Stock of the Company) or authorize or make any offer to acquire any Common Stock of the Company or any securities convertible or exchangeable into Common Stock of the Company), in addition to the Shares;

(ii)      authorize, commence or endorse any tender offer or exchange offer for shares of the Common Stock of the Company;

(iii)     make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the rules of the SEC), or seek to advise or influence any person or entity with respect to the voting of any of the Common Stock of the Company;

(iv)     publicly announce or submit to the Company a proposal or offer concerning (with or without conditions) any extraordinary transaction involving the Company or any successor thereto, any subsidiary or division thereof, or any of their securities or assets;

(v)      form, join or in any way participate in a 13D Group (as defined below), for the purpose of acquiring, holding, voting or disposing of any securities of the Company;

(vi)     take any action that could reasonably be expected to require the Company or any successor thereto to make a public announcement regarding the possibility of any of the events described in clauses (i) through (v) above;

(vii)    enter into any arrangements with any third party concerning any of the foregoing; or

(viii)   request the Company, directly or indirectly, to amend or waive any provision of this Section 4.4;

provided, however, that nothing in this Agreement shall prevent or limit in any way Purchaser or its Affiliates from:

(i)       subject to Article V and Section 7.1 of this Agreement, voting (including the granting or withholding of any consent) or disposing of any voting securities then beneficially owned by Purchaser or its Affiliates in any manner;

(ii)   making any offer or entering into any agreement with respect to, or otherwise consummating, any transaction involving the Company or Company assets or properties in the ordinary course of business; or

(iii)     acquiring or offering to acquire, directly or indirectly, any company or business unit thereof that beneficially owns Company securities so long as such securities are not a material portion of the assets of such company or business unit; provided, however, that if such securities are Common Stock of the Company, or securities that are convertible or exchangeable into Common Stock of the Company, such securities shall become subject to the terms and conditions of this Agreement.

For purposes of this Agreement, a “Standstill Termination Event” means (i) a Change in Control occurs with respect to the Company or (ii) the Company makes an assignment for the benefit of creditors or commences any proceeding under any bankruptcy, reorganization, insolvency, dissolution or liquidation law of any jurisdiction or any such petition is filed or any such proceeding is commenced against the Company and either (A) the Company by any act indicates its approval thereof, consent thereto or acquiescence therein or (B) such petition, application or proceeding is not dismissed within 60 days.

(b)           The restrictions of Section 4.4(a)(i) shall not apply to any securities acquired through the conversion or exchange of the Shares or any securities issued as dividends on or in a stock split of or otherwise issued in exchange or in consideration of or with respect to the Shares, including, without limitation, pursuant to a rights offering, in connection with any event or transaction in which Purchaser has not violated the restrictions of Section 4.4(a)(ii) through 4.4(a)(vii) above.

(c)           Upon an increase in the beneficial ownership percentage of Purchaser and its Affiliates to an amount in excess of the Closing Date Purchaser Ownership resulting solely from a repurchase or redemption of Common Stock by the Company or any similar transaction that reduces the number of outstanding shares of the Common Stock of the Company, or from the participation by Purchaser or its Affiliates in a rights offering, neither Purchaser nor any of its Affiliates shall be required to dispose of any Shares.  The “Closing Date Purchaser Ownership” means the beneficial ownership of Purchaser of the Shares as a percentage of the outstanding shares of Common Stock of the Company on the Closing Date after giving effect to the purchase of the Shares.

ARTICLE V

TRANSFER RESTRICTIONS

5.1           Restrictions on Transfer of Shares Within Transfer Restriction Period.  Purchaser agrees not to sell, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of in any way (each, a “Transfer”), all or any part of or any interest in the Shares, for a period ending on the earliest of (w) 18 months after the Closing Date, (x) a Change in Control, (y) such time as the Shares owned by Purchaser represent less than 3.00% of the issued and outstanding Common Stock or (z) the Company makes an assignment for the benefit of creditors or commences any proceeding under any bankruptcy, reorganization, insolvency, dissolution or liquidation law of any jurisdiction or any such petition is filed or any such proceeding is commenced against the Company and either (A) the Company by any act indicates its approval thereof, consent thereto or acquiescence therein or (B) such petition, application or proceeding is not dismissed within 60 days (the “Transfer Restriction Period”).  Any Transfer of the Shares made within the Transfer Restriction Period shall be null and void, shall not be recorded on the books of the Company and shall not be recognized by the Company.  Notwithstanding the foregoing, Purchaser may transfer all or part of the Shares (i) to one or more Affiliates of Purchaser, provided that any such transferee agrees in writing to be subject to the terms of, and receive the rights and benefits under, this Agreement and (ii) in connection with and pursuant to the terms of any Change in Control transaction that has been approved and recommended by the Board of Directors of the Company.

5.2           Restrictions on Transfer of Shares After Transfer Restriction Period.  After the Transfer Restriction Period has expired, Purchaser agrees that, except as provided and subject to the limitations specified in Section 5.3 and Article VI below, any Transfer of the Shares in any one or a related series of transactions shall be limited to no more than the number of Shares on any given day equal to 12.00% of the average daily trading volume of the Common Stock of the Company on The NASDAQ Stock Market (or any successor or other national securities exchange or market on which the Common Stock of the Company is then traded) over the previous four calendar weeks prior to such proposed Transfer (the “Transfer Volume Limitation”).

5.3           Right of First Offer of the Company; Other Transfers.

(a)           Except as otherwise provided herein, if at any time after the Transfer Restriction Period Purchaser proposes to Transfer any Shares to one or more third parties, or otherwise, in any one or a related series of transactions in excess of the Transfer Volume Limitation (an “Excess Transfer”), then Purchaser shall give the Company written notice of its intention to make the Transfer (the “Transfer Notice”) and, if applicable, will include in such Transfer Notice (i) the name, address and other contact information of any proposed transferee(s) (The “Proposed Transferee(s)”), (ii) the aggregate number of Shares offered to the Proposed Transferee or offered to be transferred otherwise (the “Offered Shares”), (iii) the material terms and conditions upon which the Transfer is proposed to be made, and (iv) if applicable, the price at which a Proposed Transferee has offered to purchase the Shares.

(b)           For a period of five Trading Days after receipt of the Transfer Notice, the Company and/or its assignee(s) may, by giving written notice to Purchaser, provide an offer to Purchaser (the “Offer to Purchaser”) to purchase all, but not fewer than all, of the Offered Shares at a price determined by the Company and/or its assignee(s) (the “Offered Price”).  For a period of five Trading Days after receipt of the Offer to Purchaser, Purchaser may accept the Offer to Purchaser (the “Purchaser Acceptance”).  Upon the Purchaser Acceptance, the Company and/or its assigns shall effect the purchase of all of the Offered Shares at the Offered Price within a period of 30 days after submission of the Purchaser Acceptance by Purchaser.  On the closing date, (i) Purchaser shall sell to the Company and/or its assignee(s) the Offered Shares, free and clear of any liens and encumbrances, shall provide such documentation as is reasonably required by the Company and/or its assignee(s), including, without limitation, the representations and warranties in a form substantially consistent with those set forth on Schedule 1.4 hereto (applicable to such transfer), and deliver the Stock Certificate representing the Offered Shares, (ii) the Company and/or its assignee(s) shall pay the Offered Price to Purchaser by wire transfer of immediately available funds to the account of Purchaser previously designated in writing to the Company and/or its assignee(s), and (iii) if applicable, the Company shall deliver to the Company’s transfer agent any required documentation and instructions to issue a Stock Certificate representing Shares owned by Purchaser after giving effect to the purchase of the Offered Shares, which Stock Certificate shall include the legends required pursuant to Section 2.10 hereof.

(c)           Any Excess Transfer for which the Company and/or its assignee(s) do not exercise the right of first offer or as to which an Offer to Purchase is not accepted by Purchaser as specified in this Section 5.3 shall be made in a private sale (to the Proposed Transferee or otherwise as specified in the Transfer Notice) or by using an underwritten public offering, block trade or other distribution method, and shall, as applicable and as required by state and federal securities laws, be subject to Article VI below; provided that Purchaser and the Company shall mutually agree (such agreement not to be unreasonably withheld or delayed) with respect to any such other distribution method.

5.4           Lapse of Transfer Restrictions.  Notwithstanding anything else under this Article V, all restrictions on Transfers under this Article V shall lapse and no longer be under effect if (a) there has been a Change in Control or (b) the Company makes an assignment for the benefit of creditors or commences any proceeding under any bankruptcy, reorganization, insolvency, dissolution or liquidation law of any jurisdiction or any such petition is filed or any such proceeding is commenced against the Company and either (A) the Company by any act indicates its approval thereof, consent thereto or acquiescence therein or (B) such petition, application or proceeding is not dismissed within 60 days.

ARTICLE VI

REGISTRATION RIGHTS

6.1           Requested Registration.

(a)           If (A) (i) the Transfer Restriction Period shall have expired pursuant to clause (w) or (y) of the definition thereof, (ii) Purchaser seeks to make an Excess Transfer and (iii) the Company and/or its assignee(s) do not exercise the right of first offer specified in Section 5.3 above (including in the event Purchaser does not accept the Offer to Purchaser made pursuant to Section 5.3(b) above) or (B) the Transfer Restriction Period shall have expired pursuant to clause (x) or (z) of the definition thereof, Purchaser shall have the right to make a written request that the Company effect a registration under and in accordance with the provisions of the Securities Act with respect to all or a part of the Shares (such request shall state the number of Shares to be disposed of and the intended methods of disposition of such shares by Purchaser) (a “Registration Request”).  Purchaser shall furnish to the Company such information regarding Purchaser and the distribution proposed by Purchaser as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Article VI.  As used in this Article VI, the term “Shares” shall include the Shares, any additional shares of Common Stock issued by the Company that are acquired by Purchaser after the date of this Agreement without violation of this Agreement, and all securities issued directly or indirectly with respect to the Shares.  Purchaser shall be entitled to no more than two Registration Requests pursuant to this Section 6.1 from the Company.  No Registration Request will count for the purposes of the limitations in the preceding sentence if: (A) Purchaser withdraws the Registration Request prior to (x) in the case of a Registration Request in which a roadshow or significant marketing activity involving the management of the Company is contemplated, the earlier of (1) the commencement of any such roadshow or significant marketing activities or (2) the effectiveness of any new registration statement filed by the Company in response to such request, or (y) in cases other than the immediately preceding clause (x), the effectiveness of any new registration statement filed by the Company in response to such request, if in either case (x) or (y) Purchaser reimburses the Company for any reasonable out-of-pocket expenses otherwise payable by the Company incurred in connection therewith (it being understood that the Company thereafter may abandon or withdraw such registration); (B) the registration statement relating to such request is not declared effective by the SEC within 60 days of the date such registration statement is first filed with the SEC; (C) prior to the sale of at least two-thirds of the Shares included in the applicable registration relating to such request, such registration is adversely affected by any stop order, injunction or other order of the SEC or other governmental authority or court not related solely to acts or omissions by Purchaser; or (D) the conditions to closing specified in any underwriting agreement or purchase agreement entered into in connection with the registration relating to such request are not satisfied (other than as a result of a material default or breach thereunder by Purchaser).

(b)           Upon receipt of the Registration Request, the Company will, as promptly as practicable thereafter but in any event within 45 days of receipt of the Registration Request, file (unless an applicable shelf registration statement has already been filed) and use its commercially reasonable efforts to effect such registration on an appropriate and available form of registration statement (including, if available, an automatic registration statement for a “well-known seasoned issuer” as defined under the Securities Act, and including, without limitation, to cause such registration statement to be declared effective under the Securities Act as promptly as practicable after the filing thereof, and filing post-effective amendments, appropriate qualifications under applicable “Blue Sky” or other state securities laws, and appropriate compliance with the Securities Act) to permit or facilitate the sale and distribution of all or such portion of such Shares as are specified in such request.  No securities other than Shares held by Purchaser shall be included under any such registration statement without the written consent of Purchaser (not to be unreasonably withheld or delayed); provided that in no event shall any such additional securities take priority over the sale of Shares held by Purchaser in any offering thereunder.

(c)           If the Company provides notice to Purchaser in a certificate signed by the Chief Executive Officer or Chief Financial Officer of the Company that (i) in the good faith judgment of the Board of Directors of the Company, the filing of a registration statement covering the Shares at such time would be materially detrimental to the Company, and the reason for such judgment (which shall not be stated in such notice) is because such filing (A) would materially interfere with a bona fide and imminent material financing of the Company or imminent material transaction under consideration by the Company or (B) would require the disclosure of information that has not been, and is not otherwise required to be, disclosed to the public, the premature disclosure of which would be materially detrimental to the Company and (ii) the Board of Directors of the Company concluded, as a result, that it is in the best interests of the Company to defer the filing (or, in the case of clause (B), suspend the use) of the registration statement specified in Section 6.1(b) above at such time, then the Company shall have the right to defer such filing (and, in the case of clause (B), suspend the use) of the registration statement for a reasonable period not to exceed (x) 60 days in any case and (y) 105 days in the aggregate in any twelve-month period.  If the Company so postpones effecting a registration (or suspends the ability to use a shelf registration), Purchaser shall be entitled to withdraw its Registration Request, in which case such Registration Request shall not count for purposes of the limitation set forth in Section 6.1(a).

(d)           In addition to the foregoing, in the event Purchaser shall in good faith determine, based on the advice of reputable U.S. securities legal counsel (and after consultation with the Company and its reputable U.S. securities legal counsel), that Purchaser might be deemed an “affiliate” of the Company under the U.S. federal securities laws as a result of an increase in its beneficial ownership percentage of the Company (except as a result of its purchase or acquisition of shares of Common Stock other than from the Company), upon the request of Purchaser, the Company will, as promptly as practicable thereafter but in any event within 45 days of receipt of such request, file and use its commercially reasonable efforts to qualify for registration on a Form S-3 registration statement (including, if available, an automatic registration statement for a “well-known seasoned issuer”

as defined under the Securities Act) or any comparable or successor form (“Short-Form Registration”), which shall constitute a “shelf” registration statement providing for the registration of, and the sale on a continuous or delayed basis of, the Shares, pursuant to Rule 415 under the Securities Act, to permit the distribution of the Shares in accordance with the methods of distribution elected by Purchaser, including by means of an underwritten offering or block sale that could be effected pursuant to a Registration Request.  Upon filing a Short-Form Registration, the Company shall use its commercially reasonable efforts to keep such Short-Form Registration effective with the SEC at all times and any Short-Form Registration shall be re-filed upon its expiration, and the Company shall cooperate in any shelf take-down by amending or supplementing the prospectus related to such Short-Form Registration as may be reasonably requested by Purchaser or as otherwise required, until the disposition of all of Purchaser’s Shares is complete or the date that is 90 days after the date Purchaser ceases to be deemed an “affiliate” of the Company (as determined in good faith by Purchaser, based on the advice of reputable U.S. securities legal counsel (and after consultation with the Company and its reputable U.S. securities legal counsel)).

6.2           Company Registration.

(a)           After the Transfer Restriction Period shall have expired, if the Company shall determine to register any of its Common Stock for its own account, other than a registration relating solely to employee benefit plans, a registration relating to the offer and sale of convertible or other debt securities, a registration relating to a corporate reorganization or other Rule 145 transaction, or a registration on any registration form that does not permit secondary sales, the Company will (i) promptly give written notice of the proposed registration to Purchaser and (ii) use its commercially reasonable efforts to include in such registration (and any related qualification under “Blue Sky” laws or other compliance), except as set forth in Section 6.2(b) below, and in any underwriting involved therein, all of such Shares as are specified in a written request made by Purchaser received by the Company within ten Trading Days after such written notice from the Company is mailed or delivered. Such written request may specify that all or a part of the Shares are requested to be registered.

(b)           If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise Purchaser as a part of the written notice given pursuant to Section 6.2(a)(i). In such event, the right of Purchaser to registration pursuant to this Section 6.2(b) shall be conditioned upon Purchaser’s participation in such underwriting and the inclusion of the Shares in the underwriting to the extent provided herein. If Purchaser proposes to distribute its securities through such underwriting, Purchaser shall (together with the Company) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company.  Notwithstanding any other provision of this Section 6.2, if the underwriters advise the Company in writing that marketing factors require a limitation on the number of shares of Common Stock to be underwritten, the underwriters may (subject to the limitations set forth below) exclude all Shares from, or limit the number of Shares to be included in, the registration and underwriting. The Company shall so advise all holders of securities requesting registration, and the number of shares of Common Stock that are entitled to be included in the registration and underwriting shall be allocated, as follows: (i) first, to the Company for shares of Common Stock being sold for its own account and (ii) second, to Purchaser requesting to include the Shares in such registration statement. If Purchaser requests inclusion in such registration but does not agree to the terms of any such underwriting, Purchaser shall also be excluded therefrom by written notice from the Company or the underwriter.  The Shares so excluded shall also be withdrawn from such underwriting. Any Shares excluded or withdrawn from such underwriting shall be withdrawn from such registration.

(c)           The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 6.2 prior to the effectiveness of such registration whether or not Purchaser has elected to include Shares in such registration.  Purchaser shall have the right to withdraw all or part of the Shares from such registration.

(d)           No registration pursuant to this Section 6.2 shall count towards registrations required pursuant to Section 6.1.

6.3           Expenses of Registration.  Except as otherwise provided below, the Company and Purchaser shall pay equally all out-of-pocket expenses (a) incident to the Company’s performance of or compliance with its obligations under this Article VI, including, without limitation, (i) all registration, filing and listing fees, (ii) printing expenses and (iii) fees and disbursements of counsel for the Company and all independent certified public accountants (including, without limitation, the expenses of any “comfort” letters) and (b) of Purchaser in connection with the registration and sale of Shares under this Article VI (including, without limitation, reasonable out-of-pocket fees and disbursements of one outside counsel (together with appropriate local counsel) for Purchaser).  Notwithstanding the forgoing, (w) the Company shall pay its own internal expenses, (x) Purchaser shall pay its own internal expenses, (y) Purchaser shall pay all underwriting discounts and any other selling commissions relating to Shares sold by it, and (z) in connection with the registration and sale of Shares by Purchaser under Section 6.2, the Company shall pay all expenses except the expenses set forth in clauses (x) and (y) above and fees and disbursements of counsel for Purchaser.

6.4           Registration Procedures.  In the case of a registration effected by the Company at the request of Purchaser, the Company will advise Purchaser in writing as to the initiation of each registration and as to the completion thereof.  The Company will use its commercially reasonable efforts to:

(a)           Keep such registration effective (i) in the case of a shelf registration statement, in accordance with Section 6.1(d), or (ii) in all other cases, for a period ending on the earlier of the date which is 120 days from the effective date of the registration statement or such time as Purchaser has completed the distribution and actual sale of all Shares described in the registration statement relating thereto (plus such additional time thereafter equal to the period of any suspension of an effective registration statement pursuant to Section 6.1(c) above and as may be customarily required by the underwriters pursuant to the underwriting agreement);

(b)           Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in Section 6.4(a)

above, including, without limitation, to promptly include in a prospectus supplement or post-effective amendment such information as may reasonably be requested in order to permit the intended method of distribution of Shares (provided that before filing a registration statement or prospectus, or any amendments or supplements thereto, the Company shall furnish to Purchaser, Purchaser’s counsel and the managing underwriters, if any, copies of all such documents proposed to be filed (which documents will be subject to the reasonable review and comment of such counsel), and such other documents reasonably requested by such counsel (including, without limitation, any comment letter from the SEC));

(c)           Furnish such number of prospectuses, including any preliminary prospectuses, and other documents incident thereto, including any amendment of or supplement to the prospectus, as Purchaser or underwriters from time to time may reasonably request;

(d)           Register and qualify the securities covered by such registration statement under such other securities or “Blue Sky” laws of such jurisdiction as shall be reasonably requested by Purchaser; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e)           Notify Purchaser (i) of the happening of any event as a result of which such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading (or as a result of which the prospectus that is part of such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading), and following such event as promptly as practicable prepare, file with the SEC (if required) and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such registration statement and prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such registration statement and prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the prospectus, in the light of the circumstances under which they were made) not misleading, (ii) when a prospectus or any supplement or post-effective amendment has been filed, and, with respect to a registration statement or amendment thereto, when the same has become effective, (iii) of any request by the SEC or any other governmental authority for amendments or supplements to a registration statement or related prospectus or for additional information, or (iv) of the issuance by the SEC of any stop order suspending the effectiveness of a registration statement or the initiation of any proceedings for that purpose (and the Company shall use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a registration statement at the reasonably earliest practical date);

(f)           Make available, upon reasonable prior notice and during normal business hours, at the headquarters offices of the Company, for inspection by Purchaser, any underwriter participating in any disposition pursuant to a registration hereof and any attorney, accountant or other agent retained by Purchaser or any such underwriter all relevant financial and other records, pertinent corporate documents and properties of the Company;

(g)           Instruct the Company’s independent public accountants (and where applicable, provide such assistance and information as required) to be available to discuss with Purchaser and underwriters, in connection with an underwritten offering and in a reasonable and customary fashion, the audit reports and interim financial information procedures as well as general information concerning the relationship and review of the Company's financial statements;

(h)           Cooperate and assist in any filings required to be made with the Financial Industry Regulatory Authority and in the performance of any due diligence investigation by any underwriter in an underwritten offering; and

(i)           Upon the request by Purchaser, if such Purchaser intends to undertake a block trade or an underwritten offering of Shares, enter into customary agreements (including without limitation, an underwriting agreement in customary form that requires indemnification by the Company on terms customary for issuers under underwriting agreements and requires of the Company delivery (i) by the Company’s independent accountants of comfort letters and (ii) by counsel for the Company of legal opinions, in each case in customary form and covering such matters of the type customarily covered by comfort letters and legal opinions, respectively, to underwriters in connection with public offerings) and take such other actions (including, without limitation, making senior management of the Company available to participate on a reasonable and customary basis in road show presentations and in due diligence presentations, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by Purchaser or any such underwriter) as are reasonably required in order to expedite or facilitate the disposition of the Shares included in the registration statement.  If any offering of Shares in a registration pursuant to Section 6.1 is an underwritten offering, Purchaser shall have the right to select the investment banker or investment bankers and managers to administer the offering, subject to approval by the Company (not to be unreasonably withheld or delayed).  The Company shall have the right to select the investment banker or investment bankers and managers to administer any offering pursuant to Section 6.2.

Purchaser agrees to notify the Company as promptly as practicable of any inaccuracy or change in information previously furnished by Purchaser to the Company as a result of which any prospectus relating to such registration contains or would contain an untrue statement of a material fact regarding Purchaser or Purchaser’s intended method of disposition of such Shares or omits to state any material fact regarding Purchaser or Purchaser’s intended method of disposition of such Shares necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and promptly to furnish to the Company any additional information required to correct and update any previously furnished information or required so that such prospectus shall not contain, with respect to Purchaser or the disposition of such Shares, an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

6.5           Indemnification.

               (a)           To the fullest extent permitted by law, the Company shall indemnify and hold harmless Purchaser, each of its officers, directors, legal counsel and accountants and each person controlling Purchaser within the meaning of Section 15 of the Securities Act, each holder of Shares with respect to which registration, qualification or compliance has been effected pursuant to this Article VI, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any such holder or underwriter against all expenses, claims, losses, damages and liabilities (or actions, proceedings or settlements in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any registration statement, any prospectus included in the registration statement, any issuer free writing prospectus (as defined in Rule 433 of the Securities Act), any issuer information (as defined in Rule 433 of the Securities Act) filed or required to be filed pursuant to Rule 433(d) under the Securities Act or any other document incident to any such registration, qualification or compliance prepared by or on behalf of the Company or used or referred to by the Company, (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation (or alleged violation) by the Company of the Securities Act, any state securities laws or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any offering covered by such registration, qualification or compliance, and the Company will reimburse Purchaser, each of its officers, directors, partners, legal counsel and accountants and each person controlling Purchaser, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability or action; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, or action arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by Purchaser, any of Purchaser’s officers, directors, legal counsel or accountants, any person controlling Purchaser, such underwriter acting for Purchaser or any person who controls any such underwriter, and stated to be specifically for use therein; and provided, further that, the indemnity agreement contained in this Section 6.5(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (not to be unreasonably withheld or delayed).  Such indemnity (A) shall remain in full force and effect regardless of any investigation made by or on behalf of any such indemnitee and shall survive the transfer of the Shares and (B) is in addition to any liability that the Company may otherwise have.

           (b)           To the extent permitted by law, Purchaser will indemnify and hold harmless the Company, each of its directors, officers, legal counsel and accountants, and each person who controls the Company within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification or compliance, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such directors, officers, legal counsel and accountants, persons, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by Purchaser and stated to be specifically for use therein; provided, however, that the obligations of Purchaser hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages or liabilities (or actions in respect thereof) if such settlement is effected without the consent of Purchaser (not to be unreasonably withheld or delayed).

(c)           Each party entitled to indemnification under this Section 6.5 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (not to be unreasonably withheld or delayed), and the Indemnified Party may participate in such defense at such party’s expense (provided that the Indemnified Party shall have the right to employ separate counsel and participate, at the Indemnifying Party’s expense, in the defense conducted by the Indemnifying Party and its counsel, if in the Indemnified Party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claims, provided further that the Indemnifying Party shall not, in connection with any one claim or separate but substantially similar or related claims in the same jurisdiction, arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one firm of attorneys (together with appropriate local counsel) at any time for all of the Indemnified Parties); and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 6.5 to the extent such failure is not prejudicial.  No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.  Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(d)           If the indemnification provided for in this Section 6.5 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations.  The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the

Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.  No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity that was not guilty of such fraudulent misrepresentation.  The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6.5(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 6.5(d).

(e)           Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall not be required to indemnify or contribute any amount in excess of the amount by which the net proceeds received by Purchaser from the sale of Shares in the applicable offering exceeds the amount of any damages that Purchaser has otherwise been required to pay by reason of the applicable untrue or alleged untrue statement or omission or alleged omission.

6.6           Termination of Registration Rights.  The right of Purchaser to request registration pursuant to (i) Section 6.1(a) or Section 6.2 shall terminate on the date Purchaser ceases to own at least 2,000,000 Shares unless extended as mutually determined by the Company and Purchaser, and (ii) Section 6.1(d), if ever applicable, shall terminate on the date that is 90 days after the date Purchaser (as determined pursuant to Section 6.1(d)) ceases to be deemed an “affiliate” of the Company.  For the avoidance of doubt, Section 6.5 and any unsatisfied obligations under Section 6.3 shall survive such termination.

6.7           Furnishing of Information.  As long as Purchaser owns Shares, the Company covenants to file all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act in order to allow Purchaser to satisfy the requirements of Rule 144.  As long as Purchaser owns Shares, if the Company is not required to file reports pursuant to the Exchange Act, it will prepare and furnish to Purchaser and make publicly available in accordance with Rule 144(c) such information as is required for Purchaser to sell the Shares under Rule 144.  The Company further covenants that it will take such further action as Purchaser may reasonably request, to the extent required from time to time to enable Purchaser to sell such Shares without registration under the Securities Act within the requirements of the exemption provided by Rule 144.

ARTICLE VII

VOTING OF SHARES

7.1           Voting Agreement.  Until a Voting Agreement Early Termination Event (as defined below), at any meeting of the stockholders of the Company, however called, or at any adjournment thereof, Purchaser will appear or otherwise cause all Shares to be counted as present thereat for purposes of calculating a quorum, through granting a proxy or otherwise.  In addition, until such earlier date with respect to the voting of the Shares:

(a)           In the case of Routine Proposals (as defined below), Purchaser will vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering all Shares, in favor of such nominees and proposals that are recommended by the Board of Directors of the Company with respect to such meeting or for such action, and against such director nominees and proposals as to which the Board of Directors of the Company recommends a “no” or “withhold” vote.

(b)           In the case of Non-Routine Proposals (as defined below), Purchaser shall vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering all Shares, in the same proportion (for, against, withheld, and/or abstain) as the votes that are collectively cast by all other holders of the Company’s Common Stock who are present and voting with respect to such matter.

7.2           Termination of Voting Agreement.  The provisions of this Section 7 shall terminate with respect to any Shares that are transferred (i) pursuant to the Transfer Volume Limitation or (ii) pursuant to an Excess Transfer made in accordance with the provisions of this Agreement.

ARTICLE VIII

CONDITIONS TO THE COMPANY’S OBLIGATION TO SELL

The obligation of the Company hereunder to issue and sell the Shares to Purchaser at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing Purchaser with prior written notice thereof:

8.1           Purchaser (and/or its applicable Affiliates) shall have executed and delivered to the Company each of the Settlement Agreement, License Agreement (as defined below) and MOU (as defined below) and such agreements shall be in full force and effect consistent with their terms.

8.2           Purchaser shall have delivered to the Company the Aggregate Purchase Price for the Shares being purchased by Purchaser at the Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

8.3           The representations and warranties of Purchaser shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time, and Purchaser shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Purchaser at or prior to the Closing Date.

ARTICLE IX

CONDITIONS TO PURCHASER’S OBLIGATION TO PURCHASE

The obligation of Purchaser hereunder to purchase the Shares is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for Purchaser’s sole benefit and may be waived by Purchaser at any time in its sole discretion by providing the Company with prior written notice thereof:

9.1           The Company shall have executed and delivered to Purchaser (and/or its applicable Affiliates) each of the Settlement Agreement, License Agreement and MOU and such agreements shall be in full force and effect consistent with their terms.

9.2           The Company’s transfer agent shall have issued in the name of Purchaser a stock certificate evidencing the Shares being purchased by Purchaser at the Closing.

9.3           The representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time and the Company shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date.

9.4           The Company shall deliver a certificate to Purchaser, signed by an officer of the Company, to the effect set forth in Section 3.9.

ARTICLE X

MISCELLANEOUS

10.1           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to any choice-of-law or conflict-of-law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

10.2           English Language.  This Agreement is executed in the English language and no translation shall have any legal effect.

10.3           Jurisdiction and Venue.  Any legal action, suit or proceeding arising under, or relating to, this Agreement, shall be brought in the United States District Court for the Northern District of California or, if such court shall decline to accept jurisdiction over a particular matter, in the San Francisco Superior Court, and each party agrees that any such action, suit or proceeding may be brought only in such courts.  Each party further waives any objection to the laying of jurisdiction and venue for any such suit, action or proceeding in such courts.

10.4           Entire Agreement.  This Agreement, together with the Settlement Agreement, the License Agreement and the MOU, constitute the entire agreement between the parties regarding the subject matter hereof, and supersede any and all prior negotiations, representations, warranties, undertakings or agreements, written or oral, between the parties regarding such subject matter.

10.5           Relationship of the Parties.  Nothing contained in this Agreement or any other Comprehensive Resolution Agreement (as defined below) shall be construed as creating any association, partnership, joint venture or the relation of principal and agent between the Company and Purchaser.  Each party is acting as an independent contractor, and no party shall have the authority to bind any other party or its representatives in any way.

10.6           Headings and Recitals.  The headings of the several articles and sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.  The recitals to this Agreement are intended to be a part of and affect the meaning and interpretation of this Agreement.

10.7           Amendment.  This Agreement may not be modified or amended except in a writing executed by authorized representatives of each of the Company and Purchaser.

10.8           No Assignment.  Subject to the provisions of Section 5.1 with respect to transfers by Purchaser to one or more Affiliates of Purchaser, this Agreement is personal to the Company and Purchaser, and the Agreement and/or any right or obligation hereunder is not assignable without the prior written consent of the other party.  Each party understands that, as a condition to such consent, the other party may require it to convey, assign or otherwise transfer its rights and obligations under the other Comprehensive Resolution Agreements to the entity assuming such party’s rights and obligations under this Agreement.  Any such purported or attempted assignment or transfer in violation of the foregoing shall be deemed a breach of this Agreement and shall be null and void.  Notwithstanding the foregoing, either party shall be entitled to, and each party hereby agrees to, assign this Agreement to a successor to all or substantially all of a party’s assets in a transaction entered into solely to change a party’s place of incorporation.  Subject to the foregoing provisions of this Section 10.8, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns, and upon any corporation, limited liability partnership, limited liability company, or other entity into or with which any party hereto may merge, combine or consolidate.  For the avoidance of doubt, this provision does not govern the rights or obligations of successors or assigns of the parties under the Settlement Agreement, License Agreement or MOU.

10.9           Interpretation.  Each party confirms that it and its respective counsel have reviewed, negotiated and adopted this Agreement as the agreement and understanding of the parties hereto and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent.  Neither party shall be considered to be the drafter of this Agreement or any of its provisions for the purpose of any statute, case law, or rule of interpretation or construction that would, or might cause, any provision to be construed against such party.  For purposes of this Agreement, the number of shares of Common Stock, including the Shares, and related prices, including the Original Issue Price, shall be appropriately adjusted for stock splits, stock dividends, recapitalizations, consolidations, combinations, exchanges of shares or similar events that are applicable to the shares of Common Stock of the Company.

10.10           No Third Party Beneficiaries.  Unless otherwise expressly stated herein, nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto or their respective permitted assignees, successors in interest, and subsidiaries any rights or remedies under or by reason of this Agreement.

10.11           Severability.  If any provision of any Comprehensive Resolution Agreement is held to be invalid or unenforceable, the meaning of such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to effectuate the intent and purpose of the parties with respect to such invalid or unenforceable provision, and if no feasible interpretation shall save such provision, (i) a suitable and equitable provision shall be substituted therefor in order to effectuate, so far as may be valid and enforceable, the intent and purpose of the parties with respect to such invalid or unenforceable provision, and (ii) the remainder of such Comprehensive Resolution Agreement shall remain in full force and effect.

10.12           No Waiver.  The failure of either party to enforce, at any time, any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions, and shall not be deemed in any way to affect the validity of this Agreement or any part thereof, or the right of either party to later enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

10.13           Counterparts; Facsimile Transmission.  This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same agreement.  Each party may rely on facsimile or .pdf signature pages as if such facsimile or .pdf pages were originals.

10.14           Public Disclosures and Statements.  The Company and Purchaser agree that neither party nor any of their Affiliates will make any public disclosure regarding this Agreement except as contemplated by the Settlement Agreement; provided, however, that this provision shall not limit either party’s right to effect any public disclosure that it is or may be required to make under applicable law upon advice of outside legal counsel, or the rules of applicable securities exchanges.

10.15           Notices.  Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party and a copy of the notice is sent by e-mail); or (iii) one business day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be (unless changed pursuant to a notice delivered to each of the parties listed below in accordance with the terms of this section):

If to the Company:

Rambus Inc.
4440 El Camino Real
Los Altos, CA 94022
Facsimile:	(650) 947-5001
Attention:	Chief Financial Officer
General Counsel
E-mail:	srishi@rambus.com
tlavelle@rambus.com

With a copy, which shall not constitute notice, to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
Facsimile:	(650) 493-6811
Attention:	Aaron Alter
E-mail:	aalter@wsgr.com

If to Purchaser:

Samsung Electronics Co., Ltd.
San #16 Banwol-Dong
Hwaseong-City, Gyeonggi-Do
Korea 445-701
Facsimile:	82-31-208-0699
Attention:	Jay Shim, Vice President and General Patent Counsel
E-mail:	jshim@samsung.com

With a copy, which shall not constitute notice, to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Facsimile:	(212) 310-8007
Attention:	Howard Chatzinoff (e-mail: howard.chatzinoff@weil.com)
David Lefkowitz (e-mail: david.lefkowitz@weil.com)

Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission (and electronic e-mail receipt for the e-mail notice) or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

10.16           Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

10.17           Certain Definitions.

(a)      “Affiliate” means, for a certain entity, any other person or entity (i) that is a Subsidiary of such entity; or (ii) that Controls or is under common Control of such entity, but only so long as such Control exists.

(b)      “Change in Control” means any of the following: (i) a merger, consolidation, statutory share exchange or other business combination or transaction involving the Company where the existing stockholders of the Company immediately prior to the effective date of such merger, consolidation or other business combination or transaction own less than 50% of the total voting securities of the surviving corporation following such merger, consolidation or other business combination or transaction in equivalent proportions to their interests prior to such effective date; (ii) any person or 13D Group becomes a beneficial owner, directly or indirectly, of 50% or more of the aggregate number of the voting securities of the Company or of properties or assets constituting 50% or more of the consolidated assets of the Company and its subsidiaries; (iii) in any case not covered by (ii), the Company issues securities representing 50% or more of its total voting power, including by way of a merger or other business combination with the Company or any of its subsidiaries; or (iii) a sale of all or substantially all the assets of the Company.

(c)      “Comprehensive Resolution Agreements” means the Settlement Agreement, the License Agreement, this Agreement and the MOU.

(d)      “Control” (including “Controlled” and other forms) of an entity means (i) either (A) beneficial ownership (whether direct, or indirect through Controlled entities or other means) of more than fifty percent (50%) of the outstanding voting securities of that entity or (B) in the case of an entity that has no outstanding voting securities, having the right (directly or indirectly) to more than fifty percent (50%) of the profits of the entity, or having the right (directly or indirectly) in the event of dissolution to more than fifty percent (50%) of the assets of the entity; or (ii) having the contractual power (directly or indirectly) presently to designate more than fifty percent (50%) of the directors of a corporation, or in the case of unincorporated entities, of individuals exercising similar functions.

(e)      “License Agreement” means the License Agreement between the Company and Purchaser dated the date hereof.

(f)      “Material Adverse Effect” means any change, effect, fact, event or circumstance that, individually or when taken together with all other such similar or related changes, effects, facts, events or circumstances (i) is materially adverse to, or may reasonably be expected to be materially adverse to, the business, prospects, financial condition, results of operations, or assets and liabilities, taken as a whole, of the Company or (ii) would reasonably be expected to prevent the Company from performing any of its material obligations under this Agreement before the Closing.

(g)      “MOU” means the Memorandum of Understanding between the Company and Purchaser dated the date hereof.

(h)      “Non-Routine Proposals” shall mean all proposals with respect to  matters (other than Routine Proposals) which may be presented at any annual or special meeting or that may otherwise require or be presented for the vote, approval or consent of the stockholders of the Company, including any proposals for which stockholder approval is required pursuant to the listing standards of The NASDAQ Stock Market (or any successor or other national securities exchange or market on which the Common Stock of the Company is then traded).

(i)      “Routine Proposals” shall include:

(i)      Any proposal to elect any candidate as a director of the Company;

(ii)     Any proposal with respect to the Company’s equity compensation plan and other management or employee compensation matters;

(iii)    Any proposal with respect to any amendment to the Certificate of Incorporation with respect to the authorization of additional shares of Common Stock of the Company; or

(iv)    Any proposal to approve the Company’s independent auditors.

(j)      “Settlement Agreement” means the Settlement Agreement among the Company, Purchaser, Samsung Electronics America, Inc., Samsung Semiconductor, Inc. and Samsung Austin Semiconductor, L.P. dated the date hereof.

(k)      “Subsidiary” means, for a certain entity, any entity Controlled by such entity, but only so long as such Control exists.

(l)      “13D Group” means any group of persons formed for the purpose of acquiring, holding, voting or disposing of voting securities which would be required under Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder, to file a statement on Schedule 13D pursuant to Rule 13d-1(a) or a Schedule 13G pursuant to Rule 13d-1(c) with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act if such group beneficially owned voting securities of the Company representing more than 5% of any class of voting securities then outstanding.

(m)      “Trading Day” shall mean a day on which the Common Stock of the Company is traded on The NASDAQ Stock Market (or any successor or other national securities exchange or market on which the Common Stock of the Company is then traded).

            (n)      “Voting Agreement Early Termination Event” shall mean the first to occur of (i) such time as the Shares owned by Purchaser represent less than 3.00% of the issued and outstanding Common Stock of the Company, (ii) a Change in Control occurs with respect to the Company and (iii) the Company makes an assignment for the benefit of creditors or commences any proceeding under any bankruptcy, reorganization, insolvency, dissolution or liquidation law of any jurisdiction or any such petition is filed or any such proceeding is commenced against the Company and either (A) the Company by any act indicates its approval thereof, consent thereto or acquiescence therein or (B) such petition, application or proceeding is not dismissed within 60 days.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

RAMBUS INC.
By: /s/ Harold Hughes
Name: Harold Hughes
Title: President and Chief Executive Officer

SAMSUNG ELECTRONICS CO., LTD.
By: /s/ Oh-Hyun Kwon
Name: Oh-Hyun Kwon
Title: President of Semiconductor Business

[Signature Page to Stock Purchase Agreement]

Schedule 1.4

Representations and Warranties Required of Purchaser in Connection with the Put Closing or a Closing after Exercise of the Company’s Right of First Offer Pursuant to Section 5.3(b)

1.           Ownership of Applicable Shares.  Purchaser is the record and beneficial owner of the applicable Shares.  The certificates representing the applicable Shares are held by Purchaser, free and clear of any liens, charges and other encumbrances, except for those created by this Agreement or arising under applicable federal and state securities laws.  Purchaser has the power and authority to sell the applicable Shares and no person has any conflicting right, contingent or otherwise, to purchase or to be offered for purchase, the applicable Shares, or any of them.

2.           Valid and Binding Obligations.  The stock certificates, stock powers, endorsements, assignments and other instruments to be executed and delivered by Purchaser to the Company at the closing will be valid and binding obligations of Purchaser, enforceable in accordance with their respective terms, and will effectively vest in the Company good and marketable title to all of the applicable Shares, free and clear of all liens, charges and other encumbrances, except restrictions on transfer imposed by applicable federal and state securities laws.

3.           Organization; Good Standing.  Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.

4.           Authorization.  The [exercise of the Put Right] [sale of the Shares] by Purchaser has been duly authorized by all necessary action of Purchaser, and no other act or proceeding on the part of or on behalf of Purchaser is necessary to approve such [exercise] [sale].

5.           No Violation.  The [exercise of the Put Right] [sale of the Shares] will not infringe any law or regulation applicable to Purchaser and is not contrary to the provisions of the constitutional documents of Purchaser and will not result in any breach of the terms of, or constitute a default under, any instrument or agreement to which Purchaser is a party or by which it or its property is bound.  There are no restrictions (contractual or otherwise) prohibiting or otherwise affecting the sale or transfer of the applicable Shares to the Company, other than any necessary to ensure compliance with the registration requirements of the Securities Act, or an exemption therefrom, and no consents or approvals are required to be obtained in connection with the sale of the applicable Shares to the Company and the sale of the applicable Shares to the Company will not violate or breach any representation or warranty made by Purchaser pertaining to the applicable Shares.  All consents and approvals of any court, government agencies or other regulatory body required by Purchaser for the sale of the applicable Shares have been obtained and are in full force and effect.